UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

TEMPEST THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	45-1472564
(State of other incorporation or organization)	(I.R.S. Employer I.D. No.)

2000 Sierra Point Parkway, Suite 400

Brisbane, California 94080

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Series A Junior Participating Preferred Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1. Description of Securities to be Registered.

On October 10, 2023, the Board of Directors (the “Board”) of Tempest Therapeutics. Inc. (“Tempest”), a Delaware corporation, declared a dividend of one preferred share purchase right (“Right”) for each outstanding share of common stock, par value $0.001 per share, of Tempest (“Tempest Common Stock”), and adopted a stockholder rights plan, as set forth in the Rights Agreement, dated as of October 10, 2023 (the “Rights Agreement”), by and between Tempest and Computershare Trust Company, N.A., as rights agent. The dividend is payable on October 23, 2023 to Tempest stockholders of record as of the close of business on October 23, 2023.

Each Right will allow its holder to purchase from Tempest one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, for $25.00, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of Tempest’s Current Report on Form 8-K filed on October 11, 2023 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on October 10, 2023 (incorporated by reference to Exhibit 3.1 to Tempest Therapeutics, Inc.’s Form 8-K filed on October 11, 2023).

4.1	Rights Agreement, dated as of October 10, 2023, between Tempest Therapeutics, Inc. and Computershare Trust Company, N.A which includes the form of Certificate of Designation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Tempest Therapeutics, Inc.’s Form 8-K filed on October 11, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 11, 2023

Tempest Therapeutics, Inc.

By:	/s/ Stephen Brady
Name: Stephen Brady
Title: President and Chief Executive Officer